                                                                    EXHIBIT 99.1


                                                     GOLD BANC CORPORATION, INC.
                                                     11301 NALL AVENUE
                                                     LEAWOOD, KANSAS 66211
                                                     www.goldbanc.com


                                                          [MORE THAN MONEY LOGO]

                                                               NASDAQ: GLDB


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
AT GOLD BANC:                                    AT AMERICAN BANK         AT FRB/BSMG(WWW.FRBINC.COM):
Malcolm M. Aslin         Keith E. Bouchey        Jerry L. Neff            Todd Tarbox             Joyce Hanson
President                EVP - M&A               President and CEO        General Information     Media Inquiries
(913) 451-8050           (913) 451-8050          (941) 795-3050           (312) 640-6742          (606) 272-7322
micka@goldbanc.com       keithb@goldbanc.com     jerryneff@ambankfl.com   tttarbox@frb.bsmg.com   hanson2000@aol.com


        SHAREHOLDERS APPROVE GOLD BANC ACQUISITION OF AMERICAN BANCSHARES

LEAWOOD, KANSAS--MARCH 13, 2000--GOLD BANC, (NASDAQ: GLDB), one of the country's fastest growing community banking and financial services companies, and American Bancshares, Inc., Bradenton, Florida (Nasdaq: ABAN) today announced that their respective shareholders have each approved the acquisition of American by Gold. At Gold's closing stock price of $7.00 per share on March 10, 2000, the transaction is worth $11.57 per share, with American shareholders receiving a fixed exchange of 1.6527 shares of Gold Banc common stock for each American share.

Although American Bancshares had a right to terminate the transaction if the floor price of Gold Banc common stock was below $9.25 per share, the Board of Directors of American Bancshares met today and decided that it was in the best interest of its shareholders to waive this option.

Closing of the transaction is expected to occur early next week. Further information on the transaction will be forthcoming.

Safe Harbor Statement
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins;
(6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and
(7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

        FOR MORE INFORMATION ON GOLD BANC TOLL-FREE VIA FAX, SIMPLY DIAL 1-800-PRO-INFO, FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY CODE "GLDB" ON ANY TOUCH TONE PHONE, OR VISIT THE GOLD BANC PAGE ON
                         FRB'S WEBSITE AT www.frbinc.com

                       VISIT GOLD BANC AT www.goldbanc.com

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